EXHIBIT 99.1

July 16, 2008

Gerhard Beenen

[Address]

Re: Terms of Separation

Dear Gerhard:

This letter confirms the agreement between you and Sunrise Telecom Incorporated, a Delaware corporation, and its affiliated companies (collectively the “Company”) concerning the terms of your separation and offers you the separation compensation we discussed in exchange for a general release of claims and covenant not to sue.

1. Separation Date: As a result of a reduction in force, your position with the Company has been eliminated and your employment is being terminated effective June 30, 2008, (the “Separation Date”).

2. Acknowledgment of Payment of Wages: By your signature below, you acknowledge that on June 30, 2008, we provided you a final paycheck in the amount of $9,689.22, less applicable state and federal payroll deductions and other ordinary withholdings, for all wages, salary, bonuses, MBOs, commissions, reimbursable expenses, profit sharing, stock options, accrued vacation and any similar payments due you from the Company as of the Separation Date. This final paycheck does not include reimbursable expenses totaling approximately $2,000, of which $1849.76 was paid to you July 9, 2008. Your remaining reimbursement will be mailed to your home address as soon as practicable once your expense report has been submitted and processed. In addition, this final paycheck does not include any amount potentially owed to you under your Employment Offer Letter dated August 16, 2006 in the event of a Change of Control of the Company, as defined therein, within four months of the date of your termination. Under such circumstances, any cash amount owed to you by the Company will be calculated by subtracting the total amount paid to you under paragraph 3 below and the resulting amount shall be your separation compensation. Also, under such circumstances, you will be entitled to a maximum of eight months of reimbursement for premiums on continued health benefits, or an additional four months compared to what is outlined in paragraph 3 below. By signing below, you acknowledge that the Company does not owe you any other amounts.

3. Separation Compensation: In exchange for your agreements set forth herein including without limitation, your agreement to the general release and waiver of claims and the covenant not to sue set forth in paragraphs 6 and 7 below, the Company agrees to pay you, within thirty (30) days following the Effective Date (as defined in paragraph 17 below) of this

Gerhard Beenen

Re: Terms of Separation

July 16, 2008

agreement, a total of $77,472.76, less applicable state and federal payroll deductions and other ordinary withholdings, as separation compensation, which is the equivalent of (i) eight (8) weeks wages; (ii) payment of your 2007 MBO Bonus Payment that you declined in March 2008; and (iii) payment of your 2008 salary increase that you declined in March 2008, calculated from January 7, 2008 to June 27, 2008. As part of your separation, you will also receive reimbursement for premiums on continued health benefits for up to four (4) months. By signing below, you acknowledge that you are receiving the separation compensation outlined in this paragraph in consideration for, among other things, waiving your rights to claims referred to in this agreement and that you would not otherwise be entitled to the separation compensation.

4. Return of Company Property: You hereby warrant to the Company that you have returned to the Company all property or data of the Company of any type whatsoever that has been in your possession or control.

5. Confidential Information: You hereby acknowledge that you are bound by the attached Confidential Information and Invention Assignment Agreement dated August 28, 2006, which survives the termination of employment and that as a result of your employment with the Company you have had access to the Company’s Proprietary Information (as may be defined in the referenced agreement), that you will hold all Proprietary Information in strictest confidence and that you will not make use of such Proprietary Information on behalf of anyone. You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such Proprietary Information and that you have not taken with you any such documents or data or any reproduction thereof.

6. General Release and Waiver of Claims:

a. To the fullest extent permitted by law, you hereby release, waive and forever discharge any and all claims of any kind that you may have against the Company and any of its owners, subsidiaries, divisions and affiliates and their respective agents, officers, shareholders, employees, directors, attorneys, partners, representatives, subscribers, successors and assigns, past or present (collectively “Releasees”), whether known or not known, including, without limitation, claims under any employment laws, including, but not limited to, claims of unlawful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, physical injury, emotional distress, claims for additional compensation or benefits arising out of your employment or your separation of employment, claims under Title VII of the 1964 Civil Rights Act, as amended, the California Fair Employment and Housing Act and any other laws and/or regulations relating to employment or employment discrimination, including, without limitation, claims based on age or under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, and/or claims based on disability or under the Americans with Disabilities Act. The parties agree that any past or future claims for money damages, loss of wages, earnings, vacation pay, bonuses, commissions, MBOs, benefits, profit sharing, termination benefits, stock options or other ownership interests in the Company and profits therefrom, medical expenses, attorneys’ fees and costs, reinstatement and other equitable relief, are all released by this agreement.

Gerhard Beenen

Re: Terms of Separation

July 16, 2008

b. By signing below, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

c. You and the Releasees do not intend to release claims that you may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause below.

7. Covenant Not to Sue:

a. To the fullest extent permitted by law, at no time subsequent to the execution of this agreement will you pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which you may now have, have ever had, or may in the future have against any of the Releasees, which is based in whole or in part on any matter covered by this agreement.

b. Nothing in this section shall prohibit you from filing a charge or complaint with a governmental agency such as, but not limited to, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency.

c. Nothing in this section shall prohibit or impair you or the Company from complying with all applicable laws, nor shall this agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

8. Non-disparagement: The Releasees and you agree that neither will disparage the other or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. Nothing in this paragraph shall prohibit the Releasees or you from providing truthful information in response to a subpoena or other legal process.

9. Arbitration: Except for any claim for injunctive relief arising out of a breach of a party’s obligations to protect the other’s proprietary information, the parties agree to arbitrate

Gerhard Beenen

Re: Terms of Separation

July 16, 2008

any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this agreement, whether sounding in tort, contract, statutory violation or otherwise, or involving the construction or application of any of the terms, provisions, or conditions of this agreement. Any arbitration may be initiated by a written demand to the other party. The arbitrator’s decision shall be final, binding, and conclusive. The parties further agree that this agreement is intended to be strictly construed to provide for arbitration as the sole and exclusive means for resolution of all disputes hereunder to the fullest extent permitted by law. The parties expressly waive any entitlement to have such controversies decided by a court or a jury.

10. Attorneys’ Fees: If any action is brought to enforce the terms of this agreement, the prevailing party will be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which the prevailing party may be entitled.

11. Confidentiality: The contents, terms and conditions of this agreement must be kept confidential by you and may not be disclosed except to your accountant or attorneys or pursuant to subpoena or court order. You agree that if you are asked for information concerning this settlement, you will state only that you and the Company reached an amicable resolution of any disputes concerning your separation from the Company. Any breach of this confidentiality provision shall be deemed a material breach of this agreement.

12. No Admission of Liability: This agreement is not and shall not be construed or contended to be an admission or evidence of any wrongdoing or liability on the part of any of the Releasees. This agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or federal provisions of similar effect.

13. Entire Agreement: This agreement constitutes the entire agreement between you and Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter other than the Confidentiality Agreement referred to in paragraph 5, above. You acknowledge that neither Releasees nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, which is not contained in this agreement for the purpose of inducing you to execute this agreement, and you acknowledge that you have voluntarily executed this agreement in reliance only upon such promises, representations and warranties as are contained herein.

14. Severability: The provisions of this agreement are severable, and if any part of it is found by a court, arbitrator, governmental agency, or otherwise, to be invalid or unenforceable, the other parts shall remain fully valid and enforceable to the fullest extent permitted by law. Should a court, arbitrator, or governmental agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release, the waiver of unknown claims and the covenant not to sue above shall otherwise remain effective to release any and all other claims.

Gerhard Beenen

Re: Terms of Separation

July 16, 2008

15. Modification: It is expressly agreed that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this agreement, executed by authorized representatives of each of the parties to this agreement.

16. Review of Separation Agreement: You understand that you may take up to forty-five (45) days to consider this agreement and, by signing below, affirm that you were advised to consult with an attorney prior to signing this agreement. You also acknowledge that at the time you were first provided this agreement to consider, you were also provided with the attached document entitled “Information Concerning Reduction in Force” dated June 27, 2008. You also understand you may revoke this agreement within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to paragraph 3 will be provided only after the end of that seven (7) day revocation period without revocation by you.

17. Effective Date: This agreement is effective on the eighth (8th) day after you sign it and without revocation by you. This agreement must be executed no later than February 28, 2009.

18. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of California.

If you agree to abide by the terms outlined in this letter, please sign this letter below and also sign the attached copy and return it to me. I wish you the best in your future endeavors.

Sincerely,

SUNRISE TELECOM INCORPORATED

By:	/s/ Richard D. Kent
Richard D. Kent
Chief Financial Officer

Attachments

READ, UNDERSTOOD AND AGREED

/s/ Gerhard Beenen	Date: July 16, 2008
Gerhard Beenen